CSW International, Inc.
                        Intercompany Service Transactions
                      For the Quarter Ended March 31, 1998
                                   (Unaudited)



        Name                        Type of Service                   Amount
----------------------------   -------------------------------     ------------
CSW Energy, Inc.               Salaries and overheads                $ 511,369
(Wholly owned subsidiary of    in support of CSW
Central and South West         International, Inc. projects.
Corporation)

Central and South West         Salaries, overheads, and travel       1,637,424
Services, Inc. (Wholly owned   in support of CSW
subsidiary of                  International, Inc. projects
Central and South West
Corporation)

Guarantees issued by CSWI, for the
 account of:

    Enertek project                                                  1,583,648
    CSW Energy - 6.875% Senior
    Notes, due 2001                                                200,000,000 *


*  Approximately $192,871,867 of the proceeds have been spent to date.